Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to this Registration Statement (Form S-1 No. 333-143140) and related Prospectus of Omniture, Inc. for the registration of 9,056,250 shares of its common stock and to the incorporation by reference therein of our report dated March 19, 2007, with respect to the consolidated financial statements of Omniture, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Salt Lake City, Utah
June 7, 2007